Exhibit 3.3

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1.	Name of corporation:

COASTAL MEDIA INC.

2.	The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

Seventy-Five Million (75,000,000) shares of Common Stock, $0.001 par value per share.

4.	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

Seventy-Five Million (75,000,000) shares of Common Stock, $0.001 par value per share.

5.	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The corporation shall issue fifteen (15) shares of common stock for every one (1) share of common stock issued and outstanding immediately prior to the effective date of the forward stock split.

6.
The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

No fractional shares shall be issued.

7.	Effective date of filing: (optional) October 1, 2008

8.	Officer Signature: /s/ Leslie A. Schaefer Leslie A. Schaefer, President